Exhibit 99(a)

DELPHI CORPORATION

      As more fully described in Notes 1 and 10, Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, has informed us that due to the ongoing status of an internal review by the Audit Committee of the Board of Directors into the accounting treatment accorded to certain transactions with suppliers, including those for information technology services, it has not completed its review of the unaudited Consolidated Financial Statements included herein for the three and nine months ended September 30, 2004. The Company intends to file its Form 10-Q for the third quarter when the Audit Committee’s internal review and Deloitte’s review have been completed.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

DELPHI CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

	(in millions, except per share amounts)
Net sales:
General Motors and affiliates	$3,495	$3,927	$11,819	$12,795
Other customers	3,155	2,636	9,791	8,044

Total net sales	6,650	6,563	21,610	20,839

Less: operating expenses
Cost of sales, excluding items listed below	6,089	6,041	19,303	18,593
Selling, general and administrative	374	376	1,179	1,187
Depreciation and amortization	292	326	853	839
Employee and product line charges	9	348	79	348

Total operating expenses	6,764	7,091	21,414	20,967

Operating income (loss)	(114)	(528)	196	(128)
Less: interest expense	54	48	165	138
Other income, net	12	8	25	12

Income (loss) before income taxes	(156)	(568)	56	(254)
Income tax benefit	(42)	(215)	(10)	(116)

Net income (loss)	$(114)	$(353)	$66	$(138)

Basic and diluted earnings per share	$(0.20)	$(0.63)	$0.12	$(0.25)

See notes to consolidated financial statements.

DELPHI CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,
	2004	December 31,
	(Unaudited)	2003

	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$902	$880
Accounts receivable, net:
General Motors and affiliates	2,550	2,326
Other customers	1,365	1,438
Retained interest in receivables, net	857	717
Inventories, net:
Productive material, work-in-process and supplies	1,638	1,518
Finished goods	504	478
Deferred income taxes	335	420
Prepaid expenses and other	278	269

Total current assets	8,429	8,046
Long-term assets:
Property, net	5,896	6,167
Deferred income taxes	4,036	3,835
Goodwill, net	787	776
Pension intangible assets	1,167	1,167
Other	915	913

Total assets	$21,230	$20,904

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$788	$801
Accounts payable	3,426	3,158
Accrued liabilities	2,432	2,232

Total current liabilities	6,646	6,191
Long-term liabilities:
Long-term debt	2,044	2,022
Junior subordinated notes due to Delphi Trust I and II	412	412
Pension benefits	3,080	3,574
Postretirement benefits other than pensions	6,223	5,697
Other	1,295	1,438

Total liabilities	19,700	19,334

Stockholders’ equity:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued in 2004 and 2003	6	6
Additional paid-in capital	2,664	2,667
Retained earnings	1,190	1,241
Minimum pension liability	(2,118)	(2,118)
Accumulated other comprehensive loss, excluding minimum pension liability	(151)	(151)
Treasury stock, at cost (3.8 million and 4.7 million shares in 2004 and 2003, respectively)	(61)	(75)

Total stockholders’ equity	1,530	1,570

Total liabilities and stockholders’ equity	$21,230	$20,904

See notes to consolidated financial statements.

DELPHI CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,

	2004	2003

	(in millions)
Cash flows from operating activities:
Net income (loss)	$66	$(138)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	853	839
Deferred income taxes	(113)	(238)
Employee and product line charges	79	348
Changes in operating assets and liabilities:
Accounts receivable and retained interests in receivables, net	(351)	(732)
Inventories, net	(142)	23
Prepaid expenses and other	58	33
Accounts payable	270	162
Employee and product line charge obligations	(261)	(46)
Accrued and other long-term liabilities	329	294
Other	(2)	(9)

Net cash provided by operating activities	786	536

Cash flows from investing activities:
Capital expenditures	(619)	(704)
Cost of acquisition, net of cash acquired	(17)	—
Other	25	36

Net cash used in investing activities	(611)	(668)

Cash flows from financing activities:
Net proceeds from issuance of debt securities	—	492
Repayment of debt securities	(500)	—
Net proceeds from (repayments of) borrowings under credit facilities and other debt	484	(548)
Dividend payments	(117)	(119)
Issuances of treasury stock	2	1
Other	(18)	—

Net cash used in financing activities	(149)	(174)

Effect of exchange rate fluctuations on cash and cash equivalents	(4)	23

Increase (decrease) in cash and cash equivalents	22	(283)
Cash and cash equivalents at beginning of period	880	1,014

Cash and cash equivalents at end of period	$902	$731

See notes to consolidated financial statements.

DELPHI CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1. BASIS OF PRESENTATION

      General — Delphi Corporation (“Delphi”) is a world-leading supplier of vehicle electronics, transportation components, integrated systems and modules and other electronic technology. The consolidated financial statements and notes thereto included in this report should be read in conjunction with our consolidated financial statements and notes thereto included in our 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of Delphi and its subsidiaries.

      All significant intercompany transactions and balances between consolidated Delphi businesses have been eliminated. In the opinion of management, all adjustments, consisting of only normal recurring items, which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results which may be expected from any other interim period or for the full year and may not necessarily reflect the consolidated results of operations, financial position and cash flows of Delphi in the future.

      Deloitte & Touche LLP (“Deloitte”), the independent registered public accounting firm for Delphi, has advised us that, due to the ongoing status of an internal review by the Audit Committee of the Board of Directors into the accounting treatment accorded to certain transactions with suppliers, including those for information technology services, it has not completed its review of the unaudited Consolidated Financial Statements included herein for the three and nine month periods ended September 30, 2004. The Company intends to file our Form 10-Q for the third quarter of 2004 when the Audit Committee’s internal review and Deloitte’s review have been completed. For additional information regarding the internal review and the related investigation being conducted by the Staff of the Securities and Exchange Commission, see Note 10 Commitments and Contingencies.

      Certain prior period amounts have been reclassified to conform to current period presentation.

      Earnings Per Share — Basic earnings per share amounts were computed using weighted average shares outstanding for each respective period. Diluted earnings per share also reflect the weighted average impact from the date of issuance of all potentially dilutive securities, unless inclusion would not have had a dilutive effect. Certain outstanding stock options were not included in the computation of diluted shares because the options’ underlying exercise prices were greater than the average market prices for Delphi stock during the periods ended September 30, 2004 and 2003 (approximately 91 million stock options were not dilutive at September 30, 2004). Actual weighted average shares outstanding used in calculating basic and diluted earnings per share were:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

	(in thousands)
Weighted average shares outstanding	561,188	560,296	560,808	560,052
Effect of dilutive securities	—	—	2,016	—

Diluted shares outstanding	561,188	560,296	562,824	560,052

      The Board of Directors declared a dividend on Delphi common stock of $0.07 per share on September 9, 2004, which is payable on October 19, 2004 to holders of record on September 20, 2004. The dividend declared on June 22, 2004 was paid on August 3, 2004.

      Stock-Based Compensation — As allowed under Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” Delphi accounts for a majority of its stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Stock options granted during the three and nine months ended September 30, 2004 were exercisable at prices equal to the fair market value of Delphi common stock on the dates the options were granted; accordingly, no compensation expense has been recognized for the stock options granted.

      If we accounted for all stock-based compensation using the fair value recognition provisions of SFAS No. 123 and related amendments, our net income and basic and diluted earnings per share would have been as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

	(in millions, except per share amounts)
Net income (loss), as reported	$(114)	$(353)	$66	$(138)
Less: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	6	5	13	12

Pro forma net income (loss)	$(120)	$(358)	$53	$(150)

Earnings (loss) per share:
Basic and diluted — as reported	$(0.20)	$(0.63)	$0.12	$(0.25)

Basic and diluted — pro forma	$(0.21)	$(0.64)	$0.09	$(0.27)

      In May 2004, Delphi’s existing outstanding equity compensation plans expired and shareholders approved a new equity compensation plan, which provides for issuances of up to 36.5 million shares of common stock. During 2004, we issued approximately 4.5 million restricted stock units and approximately 6.8 million options, which occurred in the second quarter. As of September 30, 2004, there are approximately 25.2 million shares available for future grants under this plan.

2.	EMPLOYEE AND PRODUCT LINE CHARGES

      In the third quarter of 2003, Delphi approved plans to reduce our U.S. hourly workforce by up to approximately 5,000 employees, our U.S. salaried workforce by approximately 500 employees, and our non-U.S. workforce by approximately 3,000 employees over a 15-month period. Based on progress to date, we now anticipate more than 1,000 additional U.S. hourly employees will leave Delphi bringing our total attrition to more than 6,000 during this period. Our plans entail reductions to our workforce through a variety of methods including regular attrition and retirements, and voluntary and involuntary separations, as applicable. Under certain elements of the plans, the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America hourly employees may return to General Motors (“GM”) (“flowback”).

      As required under generally accepted accounting principles, we record the costs associated with flowbacks as the employees accept the offer to exit Delphi. We expect to incur total charges related to these initiatives of approximately $822 million (pre-tax) through December 31, 2004, of which $26 million ($17 million in cost of sales and $9 million in employee and product line charges) and $162 million ($83 million in cost of sales and $79 million in employee and product line charges) were recorded during the three and nine months ended September 30, 2004, respectively, and $616 million was recorded in 2003. The charges to cost of sales include costs for employees who are idled prior to separation. We expect to incur the remaining estimated charges of $44 million (pre-tax) related to the hourly employee reductions and other structural cost initiatives during the remainder of 2004. Plans to separate U.S. salaried and non-U.S. salaried employees under a variety of programs were substantially completed during the first quarter of 2004. During the third quarter of 2004, approximately 750 U.S. hourly employees flowed back to GM or retired. Cumulatively through September 30, 2004, approximately 5,675 U.S. hourly employees have left the company pursuant to these plans.

      Following is a summary of the activity in the employee and product line reserve (in millions):

Employee and Product Line Charges	Employee Costs	Exit Costs	Total

Balance at January 1, 2004	$246	$5	$251
2004 Charges	79	—	79
Usage during the first nine months of 2004	(266)	—	(266	)(a)

Balance at September 30, 2004	$59	$5	$64	(b)

(a)	The total cash paid for the nine months ended September 30, 2004 was $261 million, as shown on our consolidated Statement of Cash Flows. Our total usage for the three and nine months ended September 30, 2004 was $47 million and $266 million, respectively with $1 million and $5 million of non-cash special termination pension and postretirement benefits for the three and nine months ended September 30, 2004, respectively. In addition, we incurred $17 million and $83 million of cash costs associated with the 2004 Charges for the three and nine months ended September 30, 2004, respectively, which were recorded in cost of sales.

(b)	This amount is included in accrued liabilities in the accompanying consolidated balance sheet.

      The estimated cash impact of these initiatives is approximately $0.7 billion (consistent with our plans announced in the third quarter of 2003), of which $63 million and $344 million was paid during the three and nine months ended September 30, 2004, respectively, and $205 million was paid in 2003. We expect that approximately $0.1 billion will be paid in the fourth quarter of 2004 and the remainder in 2005.

3.	ASSET SECURITIZATION

      We maintain a $600 million revolving accounts receivable securitization program in the United States (“U.S. Facility Program”). Under this U.S. Facility Program, we sell a portion of our U.S. and Canadian trade receivables to Delphi Receivables LLC (“DR”), a wholly-owned consolidated special purpose entity. DR may then sell, on a non-recourse basis (subject to certain limited exceptions), an undivided interest in the receivables to asset-backed, multi-seller commercial paper conduits (“Conduits”). The sale of the undivided interest in the receivables from DR to the Conduits is accounted for as a sale under the provisions of SFAS No. 140, “Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The remaining undivided interest is retained by DR. As of September 30, 2004, the retained interest in receivables, net was $857 million. We assess the recoverability of the retained interest on a quarterly basis and adjust the carrying value as necessary.

      At the time DR sells the undivided interest to the Conduits the sale is recorded at fair value with the difference between the carrying amount and fair value of the assets sold included in operating income as a loss on sale. This difference between carrying value and fair value is principally the estimated discount inherent in the U.S. Facility Program, which reflects the borrowing costs as well as fees and expenses of the Conduits (approximately 1.4% to 2.0%), and the length of time the receivables are expected to be outstanding. The loss on sale was approximately $0.8 million and $3.2 million for the three and nine months ended September 30, 2004, respectively and approximately $1.7 million and $4.1 million for the three and nine months ended September 30, 2003, respectively.

      The U.S. Facility Program, which is among Delphi, DR, the Conduits, the sponsoring banks and their agents, was renewed on March 29, 2004 and extended through March 28, 2005. The program can be extended for additional 364-day periods based upon the mutual agreement of the parties. The U.S. Facility Program contains a financial covenant and certain other covenants similar to our revolving credit facilities that, if not met, could result in a termination of the program. At September 30, 2004, we were in compliance with all such covenants.

      The table below summarizes certain cash flows received from and paid to the Conduits under the revolving U.S. Facility Program during the three and nine months ended September 30, 2004:

	Three Months Ended	Nine Months Ended
	September 30, 2004	September 30, 2004

	(in millions)
Undivided interests sold at beginning of period	$600	$323
Proceeds from new securitizations (sale of undivided interests)	425	2,110
Collections related to undivided interests sold(a)	(906)	(2,850)
Collections reinvested through sale of additional undivided interests	206	742

Undivided interests sold	$325	$325

(a)	Of the collections received on the undivided interests sold, for the three month period ended September 30, 2004, $700 million was remitted to the Conduits and $206 million was reinvested; and for the nine month period ended September 30, 2004, $2,108 million was remitted to the Conduits and $742 million was reinvested.

4.	ACQUISITIONS

      On September 1, 2004, Delphi acquired the intellectual property and substantially all the assets and certain liabilities of Dynamit Nobel AIS GmbH Automotive Ignition Systems (“Dynamit Nobel AIS”), a wholly-owned subsidiary of mg technologies AG, for approximately $17 million, net of cash acquired. The acquisition is accounted for under the purchase method of accounting and the results of operations are included in our consolidated financial statements from the date of acquisition. The purchase price and related allocations are preliminary and may be revised as additional information is obtained. Dynamit Nobel AIS is a designer and manufacturer of igniters, propellants, micro-gas generators and related products for the automotive industry.

5.	WARRANTIES

      We recognize expected warranty costs for products sold principally at the time of sale of the product based on management estimates of the amount that will eventually be required to settle such obligations. These accruals are based on several factors including past experience, production changes, industry developments and various other considerations. Our estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims.

      The table below summarizes the activity in the product warranty liability for the nine months ended September 30, 2004.

(in millions)
Beginning accrual balance at December 31, 2003	$224
Provision for estimated warranties accrued during the nine month period	79
Accruals for pre-existing warranties (including changes in estimates)	5
Settlements made during the nine month period (in cash or in kind)	(78)
Foreign currency translation	1

Ending accrual balance at September 30, 2004	$231

      Approximately $168 million and $139 million of the warranty accrual balance as of September 30, 2004 and December 31, 2003, respectively is included in accrued liabilities in the accompanying consolidated balance sheet. The remainder of the warranty accrual balance is included in other long-term liabilities.

6.	PENSION AND OTHER POSTRETIREMENT BENEFITS

      Pension plans covering unionized employees in the U.S. generally provide benefits of negotiated stated amounts for each year of service, as well as supplemental benefits for employees who qualify for retirement before normal retirement age. The benefits provided by the plans covering U.S. salaried employees are generally based on years of service and salary history. Certain Delphi employees also participate in nonqualified pension plans covering executives, which are not funded. Such plans are based on targeted wage replacement percentages, and are generally not significant to Delphi. Delphi’s funding policy with respect to its qualified plans is to contribute at least the minimum amounts required by applicable laws and regulations.

      The 2004 and 2003 amounts shown below reflect the defined benefit pension and other postretirement benefit expense for the three and nine months ended September 30 for each year for U.S. salaried and hourly employees:

			Other				Other
	Pension		Postretirement		Pension		Postretirement
	Benefits		Benefits		Benefits		Benefits

	Three Months Ended September 30,				Nine Months Ended September 30,

	2004	2003	2004	2003	2004	2003	2004	2003

	(in millions)
Service cost	$71	$65	$44	$42	$213	$195	$132	$126
Interest cost	175	161	123	115	524	483	375	345
Expected return on plan assets	(181)	(162)	—	—	(543)	(486)	—	—
Amortization of prior service cost	35	23	(1)	—	105	69	(3)	—
Amortization of net loss	40	31	29	18	120	93	92	54
Special termination benefits	—	—	—	—	5	—	1	—

Net periodic benefit cost	$140	$118	$195	$175	$424	$354	$597	$525

      During each of the nine months ended September 30, 2004 and September 30, 2003, Delphi contributed $0.6 billion to its U.S. pension plans. Certain of Delphi’s non-U.S. subsidiaries also sponsor defined benefit pension plans. The pension expense for these locations for the three months ended September 30, 2004 and 2003 was $14 million and $16 million, respectively, and for the nine months ended September 30, 2004 and 2003 was $55 million and $48 million, respectively.

      Other postretirement benefits expense during the three and nine months ended September 30, 2004 increased by $20 million and $72 million, respectively, compared to the comparable periods in 2003. Such increase includes the mitigating impact of the “Medicare Prescription Drug, Improvement and Modernization Act of 2003,” (the “Act”) which reduced expense by $19 million and $45 million for the three and nine months ended September 30, 2004, respectively, including service cost, interest cost and amortization of the actuarial experience gain. The total impact of the Act on our actuarial liability was $0.5 billion and is being accounted for as an actuarial gain, in accordance with guidance from the Financial Accounting Standards Board (“FASB”). As a result, the gain will be amortized as a reduction of our periodic expense and balance sheet liability over the next ten to twelve years, depending on the terms of the individual plans.

      On May 19, 2004, the FASB issued FASB Staff Position (“FSP”) 106-2 “Accounting and Disclosure Requirements Relating to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” providing additional guidance relating to the accounting for the effects of the Act enacted on December 8, 2003. Because our normal measurement date for our other post retirement benefit obligation is September 30 of each year, FSP 106-2 requires a one-quarter lag from the remeasurement date (December 8, 2003) before applying the effects of the Act. In connection with our adoption of the provisions of FSP 106-2 in the third quarter of 2004 we retroactively reduced our net income for the three months ended March 31, 2004 by $7 million ($0.01 reduction to earnings per share basic and diluted) and increased our net income for the three months ended June 30, 2004 by $2 million (no impact to earnings per share basic and diluted). The adoption of FSP 106-2 does not impact our net income for any period in 2003 nor has it impacted the $0.5 billion reduction to our actuarial liability.

7.	DERIVATIVES AND HEDGING ACTIVITIES

      Delphi is exposed to market risk, such as fluctuations in foreign currency exchange rates, commodity prices and changes in interest rates. To manage the volatility relating to these exposures, we aggregate the exposures on a consolidated basis to take advantage of natural offsets. For exposures that are not offset within our operations, we enter into various derivative transactions pursuant to our risk management policies. Designation is performed on a transaction basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. We assess the initial and ongoing effectiveness of our hedging relationships in accordance with our documented policy. We do not hold or issue derivative financial instruments for trading purposes.

      Gains and losses on derivatives qualifying as cash flow hedges are recorded in other comprehensive income (“OCI”) to the extent that hedges are effective until the underlying transactions are recognized in earnings. Net gains included in OCI as of September 30, 2004, were $42 million after-tax ($67 million pre-tax). Of this pre-tax total, a gain of approximately $56 million is expected to be included in cost of sales within the next 12 months and a gain of approximately $6 million is expected to be included in subsequent periods. A loss of approximately $2 million is expected to be included in depreciation and amortization expense over the lives of the related fixed assets and a gain of approximately $7 million is expected to be included in interest expense over the term of the related debt. The unrealized amounts in OCI will fluctuate based on changes in the fair value of open contracts at each reporting period. The amount included in cost of sales related to hedge ineffectiveness and the time value of options was not material.

8.	STOCKHOLDERS’ EQUITY

      Changes in stockholders’ equity for the nine months ended September 30, 2004 were:

					Accumulated Other
					Comprehensive
					Loss

	Common Stock		Additional		Minimum			Total
			Paid-In	Retained	Pension		Treasury	Stockholders’
	Shares	Amount	Capital	Earnings	Liability	Other	Stock	Equity

	(in millions)
Balance at January 1, 2004	565	$6	$2,667	$1,241	$(2,118)	$(151)	$(75)	$1,570
Net income	—	—	—	66	—	—	—	66
Currency translation adjustments and other, net of tax	—	—	—	—	—	(11)	—	(11)
Net change in unrecognized gain on derivative instruments, net of tax	—	—	—	—	—	11	—	11

Total comprehensive income								1,636
Shares for employee benefit plans	—	—	(3)	—	—	—	14	11
Dividends	—	—	—	(117)	—	—	—	(117)

Balance at September 30, 2004	565	$6	$2,664	$1,190	$(2,118)	$(151)	$(61)	$1,530

9.	SEGMENT REPORTING

      Management reviews our sector operating results for purposes of making operating decisions and assessing performance, excluding certain charges in the third quarter of 2004 of $26 million, $17 million in cost of sales and $9 million in employee and product line charges (the “Third Quarter 2004 Charges”), certain charges in the third quarter of 2003 of $148 million in cost of sales, $56 million in depreciation and amortization and $348 million in employee and product line charges (the “Third Quarter 2003 Charges”), and certain charges for the first nine months of 2004 of $162 million, $83 million in cost of sales and $79 million in employee and product line charges (the “2004 Charges”). Accordingly, we have presented our sector results excluding such charges. Included below are sales and operating data for our sectors for the three and nine months ended September 30, 2004 and 2003, which were realigned in 2004. The 2003 data has been reclassified to conform with the current sector alignment.

      Selected information regarding Delphi’s product sectors is as follows:

	Dynamics,
	Propulsion,		Electrical,		Automotive
	Thermal &		Electronics &		Holdings
	Interior		Safety		Group		Other(a)		Total

	(in millions)
For the Three Months Ended:
September 30, 2004
Net sales to GM and affiliates	$1,779		$1,398		$318		$—		$3,495
Net sales to other customers	1,247		1,807		101		—		3,155
Inter-sector net sales	209		78		162		(449)		—

Total net sales	$3,235		$3,283		$581		$(449)		$6,650

Sector operating income (loss)	$(96	)(b)	$185	(b)	$(164	)(b)	$(13	)(b)	$(88	)(b)
September 30, 2003(c)
Net sales to GM and affiliates	$1,989		$1,522		$416		$—		$3,927
Net sales to other customers	1,114		1,436		86		—		2,636
Inter-sector net sales	189		96		182		(467)		—

Total net sales	$3,292		$3,054		$684		$(467)		$6,563

Sector operating income (loss)	$16	(d)	$172	(d)	$(160	)(d)	$(4	)(d)	$24	(d)
For the Nine Months Ended:
September 30, 2004
Net sales to GM and affiliates	$6,066		$4,602		$1,151		$—		$11,819
Net sales to other customers	3,961		5,537		293		—		9,791
Inter-sector net sales	663		293		561		(1,517)		—

Total net sales	$10,690		$10,432		$2,005		$(1,517)		$21,610

Sector operating income (loss)	$57	(e)	$783	(e)	$(425	)(e)	$(57	)(e)	$358	(e)
September 30, 2003(c)
Net sales to GM and affiliates	$6,505		$4,910		$1,380		$—		$12,795
Net sales to other customers	3,449		4,308		287		—		8,044
Inter-sector net sales	604		314		604		(1,522)		—

Total net sales	$10,558		$9,532		$2,271		$(1,522)		$20,839

Sector operating income (loss)	$284	(d)	$674	(d)	$(456	)(d)	$(78	)(d)(f)	$424	(d)(f)

(a)	Other includes activity not allocated to the product sectors and elimination of inter-sector transactions.

(b)	Excludes the Third Quarter 2004 Charges of $9 million for Dynamics, Propulsion, Thermal & Interior, $13 million for Electrical, Electronics & Safety, and $4 million for Automotive Holdings Group.

(c)	As previously disclosed, amounts have been reclassified from prior presentation to conform to our present sector alignment.

(d)	Excludes the Third Quarter 2003 Charges of $106 million for Dynamics, Propulsion, Thermal & Interior, $124 million for Electrical, Electronics & Safety, $296 million for Automotive Holdings Group and $26 million for Other.

(e)	Excludes the 2004 Charges of $65 million for Dynamics, Propulsion, Thermal & Interior, $57 million for Electrical, Electronics & Safety, $33 million for Automotive Holdings Group and $7 million for Other.

(f)	Includes the second quarter 2003 legal settlement with a former supplier of $38 million.

10.	COMMITMENTS AND CONTINGENCIES

      As recently reported on a Form 8-K filed September 29, 2004, the staff of the Securities and Exchange Commission (the “Staff”) has initiated an investigation regarding transactions between Delphi and Electronic Data Systems Corporation (“EDS”), including Delphi’s accounting treatment of payments made and credits given by EDS to Delphi during 2000 and 2001, and certain payments made by Delphi to EDS for system implementation services in 2002 and in early 2003. The Staff is also reviewing the accounting treatment of payments received by Delphi from other suppliers of information technology services. As a result of the Staff’s investigation, the Company began an internal review of the accounting for these and other transactions, including contracts for information technology services and products from the same and other periods. The Audit Committee of the Board of Directors is directing the Company’s internal review and has engaged outside counsel to advise it in all matters relating to both the internal review and the Staff’s investigation. PricewaterhouseCoopers has been engaged by outside counsel to assist in such review. In addition to the payments and credits the SEC had identified, the internal review has identified certain other transactions with suppliers with respect to which the Audit Committee is also reviewing the accounting treatment. Delphi has brought these transactions to the Staff’s attention as well and these are included in the description below. The Company will continue to review the accounting for these transactions and is also completing its review of other contracts for information technology services and products from the same and other periods.

      Based on the results of its review to date, the Audit Committee continues to believe that the issues it has identified in the course of its independent review principally concern whether Delphi improperly recognized income and subsequently expense related to a payment received from EDS (approximately $20 million pre-tax) in late 2001, the period of income recognition for payments or credits from EDS (approximately $26 million pre-tax) and another technology service provider (approximately $19.5 million pre-tax) in 2000-2001, the timing of recognition of costs (approximately €2.0 million pre-tax) incurred in 2001 and owed to a technology service provider and the timing of when Delphi recorded expenses related to payments to EDS (approximately $40.5 million pre-tax) in 2002 and early 2003. Delphi cannot predict with certainty the timing or possible outcome of the Audit Committee’s review and there can be no assurance that the Staff will not expand the scope of their investigation. The Company is fully cooperating with the Staff’s requests for information. Until the Staff’s investigation and our review are complete, we are not able to predict the potential effect they will have on Delphi.

      On October 13, 2004, we received a request from the Staff to voluntarily produce certain documents and information relating to our accounting practices with respect to our defined benefit pension and other postretirement benefit plans. We confirmed with the Staff that this information request is separate from and does not in any way relate to the investigation described above and the Staff has made similar requests of other issuers. We are fully cooperating with this request for information. Given the preliminary nature of this matter, we are not able to predict the potential effect, if any, this investigation will have on Delphi.

      Delphi is from time to time subject to various legal actions and claims incidental to its business, including those arising out of alleged defects, breach of contracts, product warranties, intellectual property matters, environmental matters, and employment-related matters.

      With respect to warranty matters, although we cannot ensure that the future costs of warranty claims by customers will not be material, we believe our established reserves are adequate to cover potential warranty settlements. However, the final amounts determined to be due related to these matters could differ materially from our recorded estimates. Additionally, in connection with our separation from GM, we agreed to indemnify GM against substantially all losses, claims, damages, liabilities or activities arising out of or in connection with our business post-separation. Due to the nature of such indemnities we are not able to estimate the maximum amount.

      With respect to intellectual property matters, on September 7, 2004 we received the arbitrator’s decision resolving a dispute between Delphi and Litex. In May 2001 Litex had filed suit against Delphi in federal court in the District of Massachusetts alleging infringement of certain patents regarding methods to reduce engine exhaust emissions. The arbitration is binding, fully resolves the matter and did not and is not anticipated to have a material impact on Delphi’s financial condition, results of operations or business prospects. Additionally, in August, Delphi and subsidiaries of Takata Corporation held a formal mediation in Houston, Texas regarding our previously disclosed patent infringement disputes concerning vehicle occupant detection technologies. The parties are continuing their negotiations in an attempt to resolve these disputes.

      As previously disclosed, with respect to environmental matters, Delphi received notices that it is a potentially responsible party (“PRP”) in proceedings at various sites, including the Tremont City Landfill Site located in Tremont, Ohio which is alleged to concern ground water contamination. In September 2002, Delphi and other PRPs entered into a Consent Order with the Environmental Protection Agency (“EPA”) to perform a Remedial Investigation and Feasibility Study concerning a portion of the site, which is expected to be completed during 2005. Based on findings to date, we believe that a reasonably possible outcome of the investigative study is capping and future monitoring of this site, which would substantially limit future remediation costs and we have included an estimate of our share of the potential costs of such a remedy plus the cost to complete the investigation in our overall reserve estimate. Because the scope of the investigation and the extent of the required remediation are still being determined, it is possible that the final resolution of this matter may require that we make material future expenditures for remediation, possibly over an extended period of time and possibly in excess of our existing reserves. We will continue to re-assess any potential remediation costs and, as appropriate, our overall environmental reserves as the investigation proceeds.

      Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. It is the opinion of management that the outcome of such matters will not have a material adverse impact on the consolidated financial position, results of operations or cash flows of Delphi.

      From time to time, certain Delphi subsidiaries sell receivables in the normal course of their operations. Of the total amount of receivables sold as of September 30, 2004, approximately $35 million are subject to recourse obligations.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Executive Summary

      Our third quarter net sales were $6.65 billion, up from $6.56 billion in the third quarter of 2003. Non-GM revenues were $3.2 billion, or 47% of sales, up 20% from the third quarter of 2003. Our third quarter 2004 General Motors (“GM”) sales were $3.5 billion, down 11% from the third quarter of 2003. The net loss for the third quarter 2004 was $114 million. During the second half of the year, we have experienced a more challenging U.S. vehicle manufacturer production environment combined with slowing attrition of our U.S. hourly workforce, increased commodity price pressures as well as program launch and volume related cost issues. These challenges were partially offset by a continued decline in our effective tax rate.

      We continue to be challenged by commodity cost increases, most notably steel and petroleum-based resin products. We continue to proactively work with our suppliers and customers to manage these cost pressures. Despite our efforts, cost increases, particularly when necessary to ensure the continued financial viability of a key supplier, had the effect of reducing our earnings during the third quarter of 2004. We expect that raw material steel supply will continue to be constrained and cannot ensure that we will not experience increased costs or disruptions in supply over the remainder of the year. We expect commodity cost pressures will continue to intensify as our supply contracts expire during the fourth quarter of 2004 and during 2005. We will seek to avoid these cost pressures using a combination of techniques, including working with our suppliers to mitigate costs, seeking alternative product designs and material specifications, combining our purchase requirements with our customers, changing suppliers and other means. To the extent that we experience cost increases we will seek to pass these cost increases on to our customers, but if we are not successful, our earnings in future periods may be adversely impacted.

      A key strength of our business is our ability to consistently generate cash. Our Board of Directors and management use cash generated by the businesses as a measure of our performance. Strong cash flow generation is critical to increasing Delphi’s value. We use the cash that we generate in our operations for strengthening our balance sheet, including reducing legacy liabilities such as pensions, restructuring our operations, generating growth, and paying dividends. We believe that looking at our ability to generate cash provides investors with additional insight into our performance. See further discussion of cash flows in “Liquidity and Capital Resources” below.

      In the third quarter of 2003, Delphi approved plans to reduce our U.S. hourly workforce by up to approximately 5,000 employees, our U.S. salaried workforce by approximately 500 employees, and our non-U.S. workforce by approximately 3,000 employees over a 15-month period. We have substantially achieved our planned reduction in our U.S. salaried and non-U.S. hourly workforce. We expect to see continued U.S. hourly attrition through the end of the year and anticipate total U.S. hourly attrition to be more than 6,000 for this period. We continue to seek savings from restructuring plans and improvements in operating performance to address the challenges of legacy costs associated with declining GM revenues, rising commodity costs, increased wages, pension and healthcare costs, as well as continued price pressures. We expect that these pressures may continue and possibly even worsen over the year.

Results of Operations

      The following management’s discussion and analysis of financial condition and results of operations (“MD&A”) should be read in conjunction with the MD&A included in our Annual Report on Form 10-K for the year ended December 31, 2003. The information presented below is based on our sector realignment which was effective January 1, 2004.

          Three Months Ended September 30, 2004 versus Three Months Ended September 30, 2003

      Net Sales. Consolidated net sales by product sector and in total for the three months ended September 30, 2004 and 2003 were:

	Three Months Ended
	September 30,

Product Sector	2004	2003

	(in millions)
Dynamics, Propulsion, Thermal & Interior	$3,235	$3,292
Electrical, Electronics & Safety	3,283	3,054
Automotive Holdings Group	581	684
Other	(449)	(467)

Consolidated net sales	$6,650	$6,563

      Consolidated net sales for the third quarter of 2004 were $6.65 billion compared to $6.56 billion for the same period of 2003. Our non-GM sales increased by $519 million, including $120 million resulting from favorable currency exchange rates. Excluding the effects of favorable currency exchange rates, our non-GM sales increased $399 million, or 15.1%. This non-GM sales increase was due to new business achieved from diversifying our global customer base, incremental sales due to our Delphi Grundig acquisition, and the migration of certain product programs from GM sales to sales to Tier I customers, partially offset by price decreases. Our Non-GM sales were 47% of net sales for the third quarter of 2004. Net sales to GM decreased by $432 million, including $29 million of favorable currency exchange rates. Excluding the effects of favorable currency exchange rates, our GM sales decreased by $461 million, or 11.7%, primarily due to volume and price decreases and decisions to exit certain businesses including generators. As mentioned above, our net sales were impacted by continued price pressures that resulted in price reductions of approximately $133 million, or 2.0% for the third quarter of 2004 compared to approximately $126 million or 2.0% for the third quarter of 2003.

      Gross Margin. Our gross margin was 8.4% for the third quarter of 2004 compared to gross margin of 8.0% for the third quarter of 2003. The slight increase reflects the fact that the 2003 charges were greater than the 2004 charges. Excluding the difference between the 2003 and 2004 charges, the third quarter of 2004 gross margin as compared to the prior year was negatively impacted by reductions in selling prices of approximately 2% of sales, increased wage and benefit costs of approximately 2% of sales and to a lesser extent commodity price increases. These cost increases were partially offset by savings resulting from our restructuring activities and on-going cost reduction efforts totaling approximately 3% of sales. Slower U.S. hourly workforce attrition combined with lower production volumes and launch challenges negatively impacted our ability to offset the cost increase noted above.

      Selling, General and Administrative. Selling, general and administrative (“SG&A”) expenses of $374 million and 5.6% of net sales for the third quarter of 2004, were consistent with $376 million and 5.7% of total net sales for the third quarter of 2003.

      Depreciation and Amortization. Depreciation and amortization was $292 million for the third quarter of 2004 compared to $326 million for the third quarter of 2003. In 2003, depreciation and amortization included $56 million of charges related to product line impairment related to our decision to exit certain facilities. Excluding these amounts, depreciation and amortization was $270 million for the third quarter of 2003. In 2004, depreciation and amortization before charges increased primarily as a result of unfavorable currency exchange rates.

      Employee and Product Line Charges. The charges for the third quarter of 2004 are discussed below in the “Nine Months Ended September 30, 2004 versus Nine Months Ended September 30, 2003 — Employee and Product Line Charges” analysis.

      Operating Income. Operating loss was $114 million for the third quarter of 2004 compared to $528 million for the third quarter of 2003. The third quarter 2004 operating income includes charges of

$17 million in cost of sales and $9 million in employee and product line charges (the “Third Quarter 2004 Charges”). The 2003 results include charges of $148 million in cost of sales, $56 million in depreciation and amortization and $348 million in employee and product line charges (the “2003 Charges”). Management reviews our sector operating income results excluding these charges. Accordingly, we have separately presented such amounts in the table below.

	Three Months Ended
	September 30,

Product Sector	2004	2003

	(in millions)
Dynamics, Propulsion, Thermal & Interior	$(96)	$16
Electrical, Electronics & Safety	185	172
Automotive Holdings Group	(164)	(160)
Other	(13)	(4)

Subtotal	(88)	24
Third Quarter 2004(a)	(26)	—
2003 Charges(b)	—	(552)

Total operating loss	$(114)	$(528)

(a)	Represents the Third Quarter 2004 Charges of $9 million for Dynamics, Propulsion, Thermal & Interior, $13 million for Electrical, Electronics & Safety, and $4 million for Automotive Holdings Group.

(b)	Represents the Third Quarter 2003 Charges of $106 million for Dynamics, Propulsion, Thermal & Interior, $124 million for Electrical, Electronics & Safety, $296 million for Automotive Holdings Group and $26 million for Other.

      Excluding the impact of the Third Quarter 2004 Charges and the 2003 Charges, our operating loss for the third quarter of 2004 was $88 million compared to $24 million of operating income for the three months ended September 30, 2003. Operating loss was negatively impacted by decreases in selling prices of approximately 2% of sales, increased wage and benefit costs of approximately 2% of sales and to a lesser extent commodity price increases. These cost increases were partially offset by savings resulting from our restructuring activities and on-going costs reduction efforts totaling approximately 3% of sales. Slower U.S. hourly workforce attrition combined with lower production volumes and launch challenges negatively impacted our ability to offset the cost increase noted above.

      Taxes. We recorded an income tax benefit in the third quarter of 2004 of $42 million, including $34 million of benefit resulting from reducing, in the third quarter, the tax expense on pre-tax earnings for the first six months of 2004 to 5% from the previously recorded 21%. We recorded a tax benefit of $215 million in the third quarter of 2003. The tax benefit recorded in the third quarter of 2003 includes $196 million of tax benefit related to the 2003 Charges and $14 million of tax benefit resulting from reducing, in the third quarter of 2003 the tax expense on pre-tax earnings for the first six months of 2003 to 27% from the previously recorded 32%.

      Our low effective rate of 5% results from recording tax expense related to our non-U.S. operations at rates that are less than rates used for recording tax benefits related to our U.S. operations. In recent periods, we have been experiencing a shift in our earnings outside of the U.S., generally to lower tax rate jurisdictions. During the third quarter of 2004, the amount of pre-tax losses we incurred in the U.S. grew compared to the amount of pre-tax earnings we recognized for our non-U.S. operations due to lower vehicle manufacturer production volumes in the U.S., declining content per vehicle with GM in the U.S., and the fixed cost nature of our U.S. manufacturing operations. In addition, in recent periods, our effective tax rate has also been reduced as we have been effecting entity restructuring to allow certain earnings outside the U.S. to be considered indefinitely reinvested. A reduction of statutory rates in certain foreign jurisdictions and U.S. tax law changes are also positively impacting our effective tax rate.

      U.S. generally accepted accounting principles (“U.S. GAAP”) accounts for income taxes based on enacted tax laws. In accordance with the U.S. Internal Revenue Code in effect as of September 30, 2004, the Research and Experimentation Credit (“R&E Credit”) expired on June 30, 2004. Accordingly, our estimated annual effective tax rate as of September 30, 2004 does not reflect any R&E Credit for the last six months of 2004. On October 4, 2004, the R&E Credit was extended through December 31, 2005. As a result, in the fourth quarter of 2004, the period of enactment, our effective tax rate calculation will reflect the effect of the R&E Credit for the period from July 1 to December 31, 2004.

      For the foregoing reasons, we may continue to experience a declining effective tax rate.

          Nine Months Ended September 30, 2004 versus Nine Months Ended September 30, 2003

      Net Sales. Consolidated net sales by product sector and in total for the nine months ended September 30, 2004 and 2003 were:

	Nine Months Ended
	September 30,

Product Sector	2004	2003

	(in millions)
Dynamics, Propulsion, Thermal & Interior	$10,690	$10,558
Electrical, Electronics & Safety	10,432	9,532
Automotive Holdings Group	2,005	2,271
Other	(1,517)	(1,522)

Consolidated net sales	$21,610	$20,839

      Consolidated net sales for the first nine months of 2004 were $21.6 billion compared to $20.8 billion for the same period of 2003. Our non-GM sales increased by $1.7 billion including approximately $0.4 billion resulting from favorable currency exchange rates. Excluding the effects of favorable currency exchange rates, our non-GM sales increased approximately $1.3 billion or 16.4%. This non-GM sales increase was due to increased production volumes, new business from diversifying our global customer base, incremental sales due to our recent acquisition, Delphi Grundig, and the migration of certain product programs from GM sales to sales to Tier I customers partially offset by price decreases. As a percent of our net sales for the nine months ended September 30, 2004, our non-GM sales were 45%. Net sales to GM decreased by $976 million, which includes $118 million resulting from favorable currency exchange rates. Excluding the effects of favorable currency exchange rates, our GM sales decreased $1.1 billion or 8.6%. The GM sales decrease was due to volume and price decreases and decisions to exit certain businesses. As mentioned above, our net sales were impacted by continued price pressures that resulted in price reductions of approximately $395 million or 1.9% for the first nine months of 2004, compared to approximately $335 million or 1.6% for first nine months of 2003.

      Gross Margin. Our gross margin was 10.7% for the first nine months of 2004 compared to gross margin of 10.8% for the first nine months of 2003. The slight decrease reflects the fact that the 2003 charges were greater than the 2004 charges. Excluding the difference between the 2003 and 2004 charges, gross margin for the nine months ended September 30, 2004 compared to the same period of 2003 was negatively impacted by selling price reductions of approximately 2% of sales, increased wage and benefit costs of approximately 2% of sales and to a lesser extent commodity price increases. These cost increases were partially offset by savings resulting from our restructuring activities and on-going cost reduction efforts totaling approximately 3.5% of sales.

      Selling, General and Administrative. SG&A of $1.2 billion or 5.5% of total net sales for the first nine months of 2004, was consistent with $1.2 billion or 5.7% of total net sales for the first nine months of 2003. The slight decrease as a percentage of total net sales is primarily due to the 2003 legal settlement discussed below, partially offset by currency exchange rates. In 2003, SG&A expenses were adversely impacted by a legal settlement in connection with a commercial dispute with a former supplier of approximately $38 million. Excluding the legal settlement, SG&A expenses were $1.1 billion or 5.5% of sales. In 2004, SG&A includes an accrual for our incentive compensation plans.

      Depreciation and Amortization. Depreciation and amortization was $853 million for the first nine months of 2004 compared to $839 million for the first nine months of 2003; the increase primarily reflects the impact of currency exchange rates as well as the depreciation of assets newly placed in service. In 2003, depreciation and amortization included $56 million of charges related to product line impairments.

      Employee and Product Line Charges. In the third quarter of 2003, Delphi approved plans to reduce our U.S. hourly workforce by up to approximately 5,000 employees, our U.S. salaried workforce by approximately 500 employees, and our non-U.S. workforce by approximately 3,000 employees over a 15-month period. Based on progress to date, we now anticipate more than 1,000 additional U.S. hourly employees will leave Delphi bringing our total attrition to more than 6,000 during this period. Our plans entail reductions to our workforce through a variety of methods including regular attrition and retirements, and voluntary and involuntary separations, as applicable. Under certain elements of the plans, the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (“UAW”) hourly employees may return to GM (“flowback”).

      As required under generally accepted accounting principles, we record the costs associated with flowbacks as the employees accept the offer to exit Delphi. We expect to incur total charges related to these initiatives of approximately $822 million (pre-tax) through December 31, 2004, of which $26 million ($17 million in cost of sales and $9 million in employee and product line charges) and $162 million ($83 million in cost of sales and $79 million in employee and product line charges) were recorded during the three and nine months ended September 30, 2004, respectively, and $616 million was recorded in 2003. The charges to cost of sales include costs for employees who are idled prior to separation. We expect to incur the remaining estimated charges of $44 million (pre-tax) related to the hourly employee reductions and other structural cost initiatives during the remainder of 2004. Plans to separate U.S. salaried and non-U.S. salaried employees under a variety of programs were substantially completed during the first quarter of 2004. During the third quarter of 2004, approximately 750 U.S. hourly employees flowed back to GM or retired. Cumulatively through September 30, 2004, approximately 5,675 U.S. hourly employees have left the company pursuant to these plans.

      Following is a summary of the activity in the employee and product line reserve (in millions):

Employee and Product Line Charges	Employee Costs	Exit Costs	Total

Balance at January 1, 2004	$246	$5	$251
2004 Charges	79	—	79
Usage during the first nine months of 2004	(266)	—	(266	)(a)

Balance at September 30, 2004	$59	$5	$64	(b)

(a)	The total cash paid for the nine months ended September 30, 2004 was $261 million, as shown on our consolidated Statement of Cash Flows. Our total usage for the three and nine months ended September 30, 2004 was $47 million and $266 million, respectively with $1 million and $5 million of non-cash special termination pension and postretirement benefits for the three and nine months ended September 30, 2004, respectively. In addition, we incurred $17 million and $83 million of cash costs associated with the 2004 Charges for the three and nine months ended September 30, 2004, respectively, which were recorded in cost of sales.

(b)	This amount is included in accrued liabilities in the accompanying consolidated balance sheet.

      The estimated cash impact of these initiatives is approximately $0.7 billion (consistent with our plans announced in the third quarter of 2003), of which $63 million and $344 million was paid during the three and nine months ended September 30, 2004, respectively, and $205 million was paid in 2003. We expect that approximately $0.1 billion will be paid in the fourth quarter of 2004 and the remainder in 2005.

      Operating Income. Operating income was $196 million for the first nine months of 2004 compared to operating loss of $128 million for the first nine months of 2003. The operating income for the first nine months of 2004 includes charges of $83 million in cost of sales and $79 million in employee and product line charges (the “2004 Charges”). The operating loss for the nine months ended September 30, 2003 includes the 2003 Charges. Management reviews our sector operating income results excluding the 2004 Charges and the 2003 Charges. Accordingly, we have separately presented such amounts in the table below:

	Nine Months Ended
	September 30,

Product Sector	2004	2003

	(in millions)
Dynamics, Propulsion, Thermal & Interior	$57	$284
Electrical, Electronics & Safety	783	674
Automotive Holdings Group	(425)	(456)
Other	(57)	(78)

Subtotal	358	424
2004 Charges(a)	(162)	—
2003 Charges(b)	—	(552)

Total operating income (loss)	$196	$(128)

(a)	Represents the 2004 Charges of $65 million for Dynamics, Propulsion, Thermal & Interior, $57 million for Electrical, Electronics & Safety, $33 million for Automotive Holdings Group and $7 million for Other.

(b)	Represents the 2003 Charges of $106 million for Dynamics, Propulsion, Thermal & Interior, $124 million for Electrical, Electronics & Safety, $296 million for Automotive Holdings Group and $26 million for Other.

      Excluding the impact of the 2004 Charges and 2003 Charges, our operating income for the nine months ended September 30, 2004 was $358 million compared to $424 million for the nine months ended September 30, 2003. Operating income was negatively impacted by selling price decreases of approximately 2% of sales, increased wage and benefit costs of approximately 2% of sales and to a lesser extent commodity price increases. These cost increases were partially offset by savings resulting from our restructuring activities and on going costs reduction efforts totaling approximately 3.5% of sales. In addition, the operating income for the first nine months of 2003 included the 2003 legal settlement discussed above.

      Taxes. We recorded an income tax benefit for the nine months ended 2004 of $10 million reflecting an effective tax rate of 5%, which is a reduction from the previously recorded 21%. During the second quarter of 2004, the routine U.S. federal tax audit of our tax returns for the portion of 1999 following spin-off from GM and for 2000 was substantially completed. As a result of this audit, we made a tax payment in the third quarter of 2004 of approximately $9 million (including interest). Upon completion of the audit, we determined that approximately $12 million of tax reserves were no longer required and an adjustment to reduce the reserve was recorded during the second quarter of 2004. We recorded tax benefits of $116 million during the nine months ended September 30, 2003, which includes $196 million of tax benefit related to the 2003 Charges, and reflects an effective tax rate of 27%.

      The effective tax rate for 2004 is discussed above in the “Three Months Ended September 30, 2004 versus Three Months Ended September 30, 2003 — Taxes” analysis.

Liquidity and Capital Resources

          Overview of Capital Structure

      Our objective is to appropriately finance our business through a mix of long-term and short-term debt, and to ensure that we have adequate access to liquidity. Of our $3.2 billion of outstanding debt at September 30, 2004, $2.0 billion was senior, unsecured debt with maturities ranging from 2006 to 2029 and approximately $0.4 billion was junior subordinated notes due to Delphi Trust I and II. This long-term debt primarily finances our long-term fixed assets. As of September 30, 2004, we have approximately $0.8 billion of short-term and other debt. We have highly varying needs for short-term working capital financing as a result of the nature of our business. Our cash flows during the year are impacted by the volume and timing of vehicle production, which includes a halt in certain operations of our North American customers for approximately two weeks in July and one week in December and reduced production in July and August for certain European customers. We finance our working capital through a mix of committed facilities, including receivables securitization programs, uncommitted facilities including bank lines, factoring lines and commercial paper. Although the latter group is not committed, we expect these facilities typically would be available to us, if and when needed. We also maintain $3.0 billion of committed Credit Facilities, which we have had in place since our separation from GM. We have never used any of the $3.0 billion of committed Credit Facilities. We view these facilities as providing an ample source of back-up liquidity that is available in case of an unanticipated event and do not expect to utilize these facilities in the near term.

      Our capital planning process is focused on ensuring that we use our cash flow generated from our operations in ways that enhance the value of our company. For the first nine months of 2004, we used our cash flow to generate revenue growth, reduce structural costs, make a pension contribution, and pay dividends. Our pension contribution of $0.6 billion in June 2004 more than fulfills our ERISA pension funding minimums for 2004. We anticipate $0.4 billion of payments from our restructuring programs announced in October 2003, and $0.2 billion of dividends for the calendar year 2004. We expect that we will be able to fund these amounts with cash flow from operations. We further expect that we will be able to fund our longer-term requirements, including repayments of debt securities and payments for residual value guarantees and purchase options on operating leases, if exercised, as they become due.

      Deloitte & Touche LLP (“Deloitte”), the independent registered public accounting firm for Delphi, has advised us that, due to the ongoing status of an internal review by the Audit Committee of the Board of Directors into the accounting treatment accorded to certain transactions with suppliers, including those for information technology services it has not completed its review of the unaudited Consolidated Financial Statements included herein for the three and nine month periods ended September 30, 2004, see Notes 1 and 10 to our unaudited Consolidated Financial Statements. When the Audit Committee’s internal review and Deloitte’s review have been completed, the Company intends to file our Form 10-Q for the third quarter of 2004, however, we may be late in doing so and as a result become deficient in our filings. While filing our Form 10-Q would eliminate certain consequences of a deficient filing, we would be ineligible to use Forms S-2 and S-3 to register securities until all required reports under the Securities Exchange Act of 1934 have been timely filed for the 12 months prior to the filing of the registration statement for those securities. This means that we may be unable to use our presently effective shelf registration statement to sell securities in the public market without first obtaining a waiver from the SEC. However, we do not believe this would have a material impact on our liquidity as we have no plans to issue securities at this time. In addition, we do not believe that the delay in filing of our Form 10-Q would be likely to have a material adverse effect on our available credit facilities (described below) or the indentures governing our debt obligations.

          Available Credit Facilities

      Delphi has two financing arrangements with a syndicate of lenders providing for an aggregate of $3.0 billion in available revolving credit facilities (the “Credit Facilities”), reduced by the amount of any outstanding letters of credit. The terms of the Credit Facilities provide for a five-year revolving credit line in the amount of $1.5 billion, which expires in June 2009, and a 364-day revolving credit line in the amount of $1.5 billion, which expires in June 2005. We have never borrowed under either of these Credit Facilities. Our Credit Facilities also contain certain affirmative and negative covenants including a financial covenant requirement for a debt to EBITDA coverage ratio not to exceed 3.25 to 1. In addition, certain of our lease facilities discussed below contain cross-default provisions to our Credit Facilities. We were in compliance with the financial covenant and all other covenants as of September 30, 2004.

          Other Financing Transactions

      We maintain a revolving accounts receivable securitization program in the U.S. (“U.S. Facility Program”). This program has been accounted for as a sale of accounts receivable. As of September 30, 2004, we had $325 million of accounts receivable sold under this program. The U.S. Facility Program has $600 million available and expires March 28, 2005. We currently anticipate that we will renew this program annually, with the potential for further increases to the program as our non-GM receivables continue to grow. The U.S. Facility Program contains a financial covenant and certain other covenants similar to our revolving Credit Facilities that, if not met, could result in a termination of the agreement. At September 30, 2004, we were in compliance with the financial covenant and all other covenants. From time to time, certain subsidiaries may also sell receivables in the normal course of their operations, of which a limited amount are on a recourse basis. Such sales are generally consistent year to year and do not significantly impact our liquidity.

      In November 2003, we entered into a € 300 million ($370 million at September 30, 2004 currency exchange rates) and £30 million ($54 million at September 30, 2004 currency exchange rates) trade receivable securitization program for certain of our European accounts receivable. Accounts receivable transferred under this program are accounted for as short-term debt. As of September 30, 2004, we had no significant accounts receivable transferred under this program. The program expires on November 4, 2004 and can be extended, based upon the mutual agreement of the parties. Additionally, the European program contains a financial covenant and certain other covenants similar to our revolving Credit Facilities (discussed above) that, if not met, could result in a termination of the agreement. At September 30, 2004, we were in compliance with all such covenants.

      We lease certain property, primarily land and buildings that are used in our operations, under leases commonly known as synthetic leases. These leases, which are accounted for as operating leases, provide us tax treatment equivalent to ownership, and also give us the option to purchase these properties at any time during the term or to cause the properties to be remarketed upon lease expiration. In June 2003, we entered into new five-year leases with a bank for our corporate headquarters and two manufacturing sites. In aggregate, our purchase price under such leases, if we choose to exercise such option, approximates $100 million. The leases also provide that, if we do not exercise our purchase option upon expiration of the term and instead elect our remarketing option, we will pay any difference between the $100 million purchase option amount and the proceeds of remarketing, up to a maximum of approximately $67 million. At September 30, 2004, the aggregate fair value of these properties exceeds the minimum value guaranteed upon exercise of the remarketing option. Upon entering into the agreement, we recorded our estimate of the fair value of the residual value guarantee of $3 million as a long-term liability. Under the leases we also provide certain indemnities to the lessor, including environmental indemnities. Due to the nature of such potential obligations, it is not possible to estimate the maximum amount of such exposure or the fair value. However, we do not expect such amounts, if any, to be material. In addition, the leases contain certain covenants and cross-default provisions to our Credit Facility, which would require us to pay the full $100 million if we default on our obligations under the leases. We have an additional synthetic lease, for an operation in Ohio, which is accounted for as an operating lease under U.S. GAAP. Our purchase price option on this facility is $28 million and we have a guaranteed residual value of $22 million.

          Customer Financing Programs

      We maintain a program with General Electric Capital Corporation (“GECC”) that allows some of our suppliers to factor their receivables from us to GECC for early payment. This program also allows us to have GECC pay our suppliers on our behalf, providing extended payment terms to us. Delphi has decided to discontinue this program in the future. Thus, we are minimizing our involvement in the program throughout the remainder of this year.

      Our September 30, 2004 short-term debt balance includes $25 million of accounts payable that were factored by our suppliers to GECC but which are still within our stated payment terms to our suppliers. There were no payables beyond their stated terms at September 30, 2004.

      Some of our customers have similar arrangements with GECC, which allow us to sell certain of our customer receivables, at a discount, to GECC on a non-recourse basis. When we participate in one of these programs, our receivables are reduced and our cash balances are increased. We did not participate in any of these programs at September 30, 2004.

          Credit Ratings

      Delphi is rated by Standard & Poor’s, Moody’s and Fitch Ratings. We currently have long-term credit ratings of BBB-/ Baa2/ BBB, respectively, and short-term credit ratings of A3/ P2/ F2, respectively. Our goal is to maintain solid investment grade credit ratings. If we were downgraded by Moody’s to Baa3, our facility fee and borrowing costs under our existing five-year Credit Facility would increase, although availability would be unaffected. However, we currently have no amounts outstanding under such facilities and do not expect that we will need to draw on these facilities even in the event of such a downgrade. In the event of a further downgrade to BB+/ Baa3/ BBB-, we believe we would continue to have access to sufficient liquidity; however, our cost of borrowing would further increase and our ability to tap certain financial markets may be limited.

          Cash Flows

      Operating Activities. Net cash provided by operating activities totaled $0.8 billion and $0.5 billion for the nine months ended September 30, 2004 and 2003, respectively. The increase of $0.3 million results primarily from lower working capital requirements in 2004 as well as less cash paid for employee and product line initiatives, $261 million for the nine months ended September 30, 2004 compared to $46 million for the nine months ended September 30, 2003. In addition, net cash provided by operating activities in the first nine months of 2004 and 2003 was impacted by contributions to our U.S. pension plans of $0.6 billion in each year.

      Investing Activities. Cash flows used in investing activities was $0.6 billion and $0.7 billion for the nine months ended September 30, 2004 and 2003, respectively. The use of cash in the first nine months of 2004 and 2003 reflected capital expenditures related to ongoing operations. Additionally, in the third quarter of 2004 we acquired Dynamit Nobel AIS for approximately $17 million, net of cash acquired.

      Financing Activities. Net cash used in financing activities was $0.1 billion and $0.2 billion for the nine months ended September 30, 2004 and 2003, respectively. Net cash used in financing activities during the nine months ended September 30, 2004 reflected a repayment of the 6.125% senior notes due May 1, 2004, partially offset by proceeds received from short-term borrowings. Net cash used in financing activities during the first nine months of 2003 reflected repayments of short-term borrowings offset by the issuance of 6.50% unsecured notes in the third quarter of 2003. Both periods also reflect the payments of dividends.

      Dividends. The Board of Directors declared a dividend on Delphi common stock of $0.07 per share on September 9, 2004, which is payable on October 19, 2004 to holders of record on September 20, 2004. The dividend declared on June 22, 2004 was paid on August 3, 2004.

Outlook

      We expect our fourth quarter 2004 sales to be in the range of $7.0 billion to $7.2 billion. Due to lower volume levels and commodity price pressures, we expect net earnings to range from a loss of $18 million to positive earnings of $32 million in the fourth quarter, including expected employee and product line charges. Excluding expected employee and product line charges of up to $43 million (after-tax) under the programs approved in the third quarter of 2003, we expect our net income to be in the range of $25 million to $75 million for the fourth quarter. We expect our calendar year 2004 sales to be in the range of $28.6 billion to $28.8 billion and earnings to range from $48 million to $98 million, including expected employee and product line charges. Excluding expected employee and product line charges noted above, we expect our calendar year net income to be in the range of $233 million to $283 million.

      Delphi continues to implement productivity improvements and related activities designed to reduce overhead, improve manufacturing processes and streamline our value stream. In addition, we continue to rationalize our portfolio, reduce excess capacity and operating costs, and respond to global industry conditions and increased employee related costs such as U.S. health care and pensions, as well as wages in non-U.S. locations. We are achieving and anticipate continued hourly attrition as well as flowback of UAW represented Delphi employees to GM. We completed consolidation of one of our AHG sites, Flint West, Michigan during the third quarter of 2004 and are continuing our dialogue with our unions regarding our plans for consolidation of three additional AHG sites: Olathe, Kansas; Tuscaloosa, Alabama; and Anaheim, California. Also, in April 2004, Delphi and the UAW finalized a seven-year Supplement to the 2003 UAW-Delphi National Agreement, setting new wage and benefit levels for future hires. These future hires are expected to be phased into our operations over the next several years.

      As stated earlier, we continue to be challenged by commodity cost increases, most notably steel and petroleum-based resin products. We continue to proactively work with our suppliers to manage these cost pressures. Despite our efforts, surcharges and other cost increases, particularly when necessary to ensure the continued financial viability of a key supplier, had the effect of reducing our earnings during the third quarter, 2004. We expect that raw material steel supply will continue to be constrained during the remainder of the year and cannot ensure that we will not experience increased costs or disruptions in supply over the remainder of the year. We expect commodity cost pressures will continue to intensify as our supply contracts expire during the fourth quarter, 2004 and during 2005. We will seek to avoid these cost pressures using a combination of techniques including working with our suppliers to mitigate costs, seeking alternative product designs and material specifications, combining our purchase requirements with our customers, changing suppliers and other means. To the extent that we experience cost increases we will seek to pass these cost increases on to our customers, but if we are not successful, our earnings in future periods may be adversely impacted.

      In addition to conditions in our market and the economy as a whole, we depend on GM as a customer. GM accounted for 55% of our net sales for the first nine months of 2004. Our sales to GM have declined since our separation from GM; principally due to lower GM production, the impact of customer driven price reductions and the elimination of non-profitable businesses, as well as GM’s diversification of its supply base and ongoing changes in our vehicle content and the product mix supplied to them. We continue to exit some businesses as part of our portfolio review process. Reflecting these and other factors, we expect our sales to GM to decline over time. If we are unable to compete effectively for new GM business, our revenues may decline further. In the fourth quarter of 2003, Delphi and GM reached an agreement on a growth and opportunity process that provides for advanced review of sourcing opportunities, which should stabilize business at Delphi’s U.S. legacy sites. Additionally, our revenues may be affected by increases or decreases in GM’s business or market share as well as cost-reduction initiatives. Our GM North America content per vehicle for the third quarter of 2004 was $2,495. During the third quarter, our content per vehicle was reduced due to exiting of select businesses and the migration of certain product programs from GM sales to sales to Tier I customers. We continue to project our sales beyond the third quarter of 2004 to grow modestly assuming projected production levels, with non-GM sales increasing and GM sales decreasing.

      We face an inherent business risk of exposure to product liability and warranty claims in the event that our products fail to perform as expected and such failure of our products results, or is alleged to result, in bodily injury and/or property damage. In addition, as we actively pursue additional technological innovation in both automotive and non-automotive industries and enhance the value of our intellectual property portfolio, we incur ongoing costs to enforce and defend our intellectual property and face an inherent risk of exposure to the claims of other suppliers and parties that we have allegedly violated their intellectual property rights. We cannot ensure that we will not experience any material warranty, product liability or intellectual property claim losses in the future or that we will not incur significant costs to defend such claims. In addition, if any of our products are or are alleged to be defective, we may be required to participate in a recall involving such products. Each vehicle manufacturer has its own practices regarding product recalls and other product liability actions relating to its suppliers. However, as suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, vehicle manufacturers are increasingly looking to their suppliers for contribution when faced with recalls and product liability claims. A recall claim brought against us, or a product liability claim brought against us in excess of our available insurance, may have a material adverse effect on our business. Vehicle manufacturers are also increasingly requiring their outside suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products under new vehicle warranties. Depending on the terms under which we supply products to a vehicle manufacturer, a vehicle manufacturer may attempt to hold us responsible for some or all of the repair or replacement costs of defective products under new vehicle warranties, when the product supplied did not perform as represented. Accordingly, although we cannot ensure that the future costs of warranty claims by our customers will not be material, we believe our established reserves are adequate to cover potential warranty settlements. Our warranty reserves are based upon our best estimates of amounts necessary to settle future and existing claims. We regularly evaluate the level of these reserves, and adjust them when appropriate. However, the final amounts determined to be due related to these matters could differ materially from our recorded estimates.

      Under an agreement entered into with GM, in connection with our separation agreement in 1999, Delphi is responsible for all foreign income taxes and certain U.S. federal and state income taxes applicable to Delphi operations prior to the separation. Delphi maintains tax reserves, which we believe to be adequate, for these contingencies. During the third quarter of 2004, GM informed Delphi that it is in the advanced stages of resolving IRS audits for the tax years through 1997. Upon completion of this process, Delphi and GM will determine the amounts due between Delphi and GM under the agreement. It is possible that these discussions may be concluded during the fourth quarter of 2004 and may result in a payment from GM to Delphi. At the conclusion of these discussions, we will reevaluate the related accruals applicable to 1998 and prior tax periods and make any required adjustments.

      The next routine U.S. federal tax audit of our tax returns (covering the 2001 and 2002 years) has now commenced and is expected to be completed sometime in 2005. In addition, legislation currently pending in the U.S. Congress could be interpreted to have the effect of reducing the tax rate applicable to certain portions of our income and, accordingly, could cause a reduction in the value of certain deferred tax assets. The amount of this reduction, if any, cannot be quantified until the legislation is enacted and the tax and accounting rules applicable thereto are clarified. Additional provisions of this pending legislation could positively impact the tax cost of repatriating earnings from our non-U.S. subsidiaries to the U.S. We continue to monitor these legislative matters, as well as our expected pension contributions in the U.S., to ensure our deferred tax assets are appropriate.

Ongoing SEC Investigation and Audit Committee Internal Review

      As recently reported on a Form 8-K filed September 29, 2004, the staff of the Securities and Exchange Commission (the “Staff”) has initiated an investigation regarding transactions between Delphi and EDS, including Delphi’s accounting treatment of payments made and credits given by EDS to Delphi during 2000 and 2001, and certain payments made by Delphi to EDS for system implementation services in 2002 and in early 2003. The Staff is also reviewing the accounting treatment of payments received by

Delphi from other suppliers of information technology services. As a result of the Staff’s investigation, the Company began an internal review of the accounting for these and other transactions, including contracts for information technology services and products from the same and other periods. The Audit Committee of the Board of Directors is directing the Company’s internal review and has engaged outside counsel to advise it in all matters relating to both the internal review and the Staff’s investigation. PricewaterhouseCoopers has been engaged by outside counsel to assist in such review. In addition to the payments and credits the SEC had identified, the internal review has identified certain other transactions with suppliers with respect to which the Audit Committee is also reviewing the accounting treatment. Delphi has brought these transactions to the Staff’s attention as well and these are included in the description below. The Company will continue to review the accounting for these transactions and is also completing its review of other contracts for information technology services and products from the same and other periods.

      Based on the results of its review to date, the Audit Committee continues to believe that the issues it has identified in the course of its independent review principally concern whether Delphi improperly recognized income and subsequently expense related to a payment received from EDS (approximately $20 million pre-tax) in late 2001, the period of income recognition for payments or credits from EDS (approximately $26 million pre-tax) and another technology service provider (approximately $19.5 million pre-tax) in 2000-2001, the timing of recognition of costs (approximately €2.0 million pre-tax) incurred in 2001 and owed to a technology service provider and the timing of when Delphi recorded expenses related to payments to EDS (approximately $40.5 million pre-tax) in 2002 and early 2003. Delphi cannot predict with certainty the timing or possible outcome of the Audit Committee’s review and there can be no assurance that the Staff will not expand the scope of their investigation. The Company is fully cooperating with the Staff’s requests for information. Until the Staff’s investigation and our review are complete, we are not able to predict the potential effect they will have on Delphi.

      On October 13, 2004, we received a request from the Staff to voluntarily produce certain documents and information relating to our accounting practices with respect to our defined benefit pension and other postretirement benefit plans. We confirmed with the Staff that this information request is separate from and does not in any way relate to the investigation described above and the Staff has made similar requests of other issuers. We are fully cooperating with this request for information. Given the preliminary nature of this matter, we are not able to predict the potential effect, if any, this investigation will have on Delphi.

Environmental Matters

      As previously disclosed, with respect to environmental matters, Delphi received notices that it is a potentially responsible party (“PRP”) in proceedings at various sites, including the Tremont City Landfill Site located in Tremont, Ohio which is alleged to concern ground water contamination. In September 2002, Delphi and other PRPs entered into a Consent Order with the Environmental Protection Agency (“EPA”) to perform a Remedial Investigation and Feasibility Study concerning a portion of the site, which is expected to be completed during 2005. Based on findings to date, we believe that a reasonably possible outcome of the investigative study is capping and future monitoring of this site, which would substantially limit future remediation costs and have included an estimate of our share of the potential costs plus the cost to complete the investigation in our overall reserve estimate. Because the scope of the investigation and the extent of the required remediation are still being determined, it is possible that the final resolution of this matter may require that we make material future expenditures for remediation, possibly over an extended period of time and possibly in excess of our existing reserves. We will continue to re-assess any potential remediation costs and, as appropriate, our overall environmental reserves as the investigation proceeds.

Recently Issued Accounting Pronouncements

      On May 19, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) 106-2 “Accounting and Disclosure Requirements Relating to the Medicare Prescription Drug,

Improvement and Modernization Act of 2003,” providing additional guidance relating to the accounting for the effects of the “Medicare Prescription Drug, Improvement and Modernization Act of 2003,”(the “Act”) which was signed into law on December 8, 2003. See Footnote 6 of the accompanying consolidated financial statements for further information on the impact of FSP 106-2 on Delphi.

Forward-Looking Statements

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Delphi and its representatives may periodically make written or oral statements that are “forward-looking,” including statements included in this report and other filings with the Securities and Exchange Commission and in reports to our stockholders. All statements contained or incorporated in this report which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales, earnings expectations, savings expected as a result of our global product line and employee initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are set forth in this Quarterly Report on Form 10-Q. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global product line and employee plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market in which we operate, including customer cost reduction initiatives, potential increases in warranty and raw material costs, funding requirements and pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism, war or labor unrests or other factors, other changes in the political and regulatory environments where we do business; and other factors, risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      There have been no material changes to our exposures to market risk since December 31, 2003.

PART II. OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

      Except as discussed in “Note 10 — Commitments and Contingencies,” there have been no other material developments in legal proceedings involving Delphi or its subsidiaries since those reported in Delphi’s Annual Report on Form 10-K for the year ended December 31, 2003.

      We are involved in routine litigation incidental to the conduct of our business. We do not believe that any of the litigation to which we are currently a party will have a material adverse effect on our business or financial condition. With respect to the SEC’s ongoing investigation of various transactions between us and certain providers of information technology services, we continue to fully cooperate with the SEC and in addition are conducting our own review of transactions for information technology services and other products done since our spin-off from GM. Until we have completed our review, we are not able to determine the impact of the SEC’s investigation on Delphi. We are also fully cooperating with the Staff’s informal inquiry into the accounting practices of us and other issuers related to defined benefit pension plans and other postretirement benefit plans, but due to the preliminary nature of this inquiry are not able to determine the impact, if any, of this inquiry on Delphi.

ITEM 2.	CHANGES IN SECURITIES, USE OF PROCEEDS AND ISSUER PURCHASES OF EQUITY SECURITIES

          Purchase of Equity Securities by the Issuer and Affiliated Purchasers

      The following table sets forth, for each of the months indicated, the total number of shares purchased by Delphi or on our behalf by any affiliated purchaser, the average price paid per share, the number of shares purchased as part of a publicly announced repurchase plan or program, and the maximum number of shares or approximate dollar value that may yet be purchased under the plans or programs.

					Maximum Number of
				Total Number of Shares	Shares that May Yet
	Total Number		Average	Purchased as Part of	Be Purchased
	of Shares		Price Paid	Publicly Announced	Under the Plans or
Period	Purchased		Per Share	Plans or Programs(a)	Programs(a)

July 1, 2004 through July 31, 2004	1,495,271	(b)	$9.95	—	19,000,000

August 1, 2004 through August 31, 2004	1,008,000	(b)	$9.41	—	19,000,000

September 1, 2004 through September 30, 2004	789,108	(b)	$9.07	—	19,000,000

Total	3,292,379		$9.56	—	19,000,000

(a)	As part of Delphi’s stock repurchase program in January of 2004, the Board of Directors authorized the repurchase of up to an aggregate of 19 million shares of our common stock through the first quarter of 2005 to fund obligations for our stock options and other awards issued under its equity based compensation plan. To date no repurchases have been made pursuant to that plan.

(b)	Primarily includes open-market purchases by the trustee of Delphi’s 401(k) plans to fund investments by employees in our common stock, one of the investment options available under such plans. Also includes minimal shares repurchased from employees departing from the company.